Exhibit 10.4.4

EMPLOYEE RETENTION AGREEMENT
THIS AGREEMENT is entered into by and between PNMR Services Company (the “Company”) and Thomas G. Sategna (the “Employee”) (collectively, the “Parties”).
RECITALS:
The Employee has provided notice to the Company that he wants to voluntarily retire. The Company wishes to have Employee continue providing his services and continue his employment through December 31, 2015. The parties agree that Employee may step down from his position of Vice President and Corporate Controller as of March 31, 2015 but will continue his employment through December 31, 2015.
To incentivize Employee to continue through the Retention Date, meet certain performance measures, and ensure that Employee will not provide services for a competing business in accordance with the terms hereof, Employee will be eligible for a “Retention Bonus” and a “Performance Bonus” as specified by this Agreement.
TERMS AND CONDITIONS:
1.Effective Date of Agreement.
This Agreement shall be effective on January 1, 2015 (the “Effective Date”).
2.    Scope of Agreement; At Will Employment.
Other than expressly set forth in this Agreement, all terms and conditions of the Employee’s employment are unchanged and are determined pursuant to Company’s employment policies and practices unless otherwise specifically modified by this Agreement.
During the term of this Agreement, Employee will continue to devote substantially all of Employee’s undivided working time, attention, knowledge, and skills to Employee’s current job assignment, or as may be assigned from time to time.
Employee acknowledges that Employee’s employment by the Company remains “at-will” and that Employee or the Company may terminate the employment relationship at any time for any reason. If the employment relationship between the parties ends during the term of this Agreement, this Agreement will only govern the terms of the payment of the Retention Bonus and the Performance Bonus.
3.    Retention Bonus and Performance Bonus.
Employee shall be entitled to a Retention Bonus of $222,000, if: (1) Employee remains employed by the Company through the Retention Date, (2) Employee continues to devote substantially all of Employee’s undivided working time, attention, knowledge, and skills to Employee’s job assignment as determined by management in its discretion, (3) Employee executes and does not revoke the release called for by Section 11 (Release) and (4) Employee complies with the terms of the Restrictive Covenant Agreement described in Section 12 (Supplemental Restrictive Covenant Agreement) and Appendix B.

Employee also shall be entitled to a Performance Bonus if (1) Employee remains employed by the Company through the Retention Date, (2) Employee continues to devote substantially all of Employee’s undivided working time, attention, knowledge, and skills to Employee’s job assignment as determined by management in its discretion, (3) Employee completes the Performance Deliverables listed on Appendix A prior to the Retention Date, (4) Employee executes and does not revoke the release in accordance with Section 11 (Release) and (5) Employee complies with the terms of the Supplemental Restrictive Covenant Agreement described in Section 12 (Supplemental Restrictive Covenant Agreement) and Appendix B.
If, in the discretion of the Company’s Chief Financial Officer, the Performance Deliverables are achieved at an exceptional level as determined by the Chief Financial Officer, the Performance Bonus shall be in an amount equal to $125,000. If, in the discretion of the Company’s Chief Financial Officer, the Performance Deliverables are achieved at an acceptable level as determined by the Chief Financial Officer, the Performance Bonus shall be in an amount equal to $75,000. If, in the discretion of the Chief Financial Officer, the Performance Deliverables are achieved, but at a less than acceptable level as determined by the Chief Financial Officer, the Chief Financial Officer has the full discretion and authority to reduce the Performance Bonus to an amount between $0 and $75,000.
The Retention Bonus and the Performance Bonus payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes. The Retention Bonus and the Performance Bonus will be classified for payroll and other purposes as Employee Recognition Awards (“ERA”).
4.    Termination of Employment.
(a)    Termination by Company without Cause. Company may terminate Employee’s employment without “Cause” prior to the Retention Date (including following a Change in Control), by providing Employee with 30 days advance written notice of termination. The notice of termination shall be accompanied by the release required by Section 11 (Release). Company may prohibit or restrict Employee’s access to Company premises during the 30-day notice period and may place Employee on a paid leave of absence during all or any portion of the notice period. Employee’s termination of employment will be effective on the last day of the notice period. If Company terminates Employee’s employment without Cause pursuant to this Section, Employee will receive a Pro Rata Bonus (as defined below) which shall be payable on Employee’s last day of employment, provided Employee executes and does not revoke the release required by Section 11 (Release) at the time specified in Section 11 (Release). In such instance, Employee will not be entitled to receive benefits pursuant to the PNM Resources, Inc. Non-Union Severance Pay Plan.
(b)    Termination by Company for Cause. If the Company terminates Employee’s employment for “Cause” prior to the Retention Date, Employee will not be entitled to receive the Retention Bonus or the Performance Bonus.
(c)    Termination by Employee. If Employee terminates employment for any reason prior to the Retention Date, the Employee will not be entitled to receive the Retention Bonus or the Performance Bonus.

5.    Disability.
If Employee becomes Disabled prior to the Retention Date, Employee will receive a Pro Rata Bonus. As a condition to receiving the Pro Rata Bonus, Employee must execute and not revoke the release required by Section 11 (Release) at the time specified in Section 11 (Release). If Employee becomes Disabled and entitled to a payment pursuant to this Section, the Company will not terminate Employee’s employment until at least 30 days following the effective date of Employee’s Disability.
6.    Death.
If Employee dies prior to the Retention Date, Employee shall receive a Pro Rata Bonus. In such instance, the Pro Rata Bonus will not be deferred into the ESP II pursuant to Section 7 (Deferral into Executive Savings Plan II) and instead will be paid in a single lump sum within thirty (30) days of the date of the Employee’s death.
7.    Deferral into Executive Savings Plan II
If Employee receives the Retention Bonus and Performance Bonus, or a Pro Rata Bonus, due to the events listed in Sections 3 (Retention Bonus and Performance Bonus), 4(a) (Termination of Employment – Termination by Company without Cause) or 5 (Disability), Employee hereby elects to defer 100% of the Retention Bonus and 100% of the Performance Bonus into the PNM Resources, Inc. Executive Savings Plan II (the “ESP II”) as a Supplemental Deferral. This Supplemental Deferral shall be referred to as Employee’s “Retention Bonus Supplemental Deferral.” Employee hereby elects to have his Retention Bonus Supplemental Deferral paid in the form of annual installments over five (5) years in accordance with the terms of the ESP II. If Employee dies before the expiration of the installment period, the remaining installment distributions will be paid in a single lump sum payment to Employee’s designated beneficiary. Distribution of Employee’s Retention Bonus Supplemental Deferral will begin on the earliest of Employee’s Separation from Service (as defined in ESP II), death or Disability (as defined in ESP II). If Employee is a Specified Employee (as defined in ESP II), distributions due to Separation from Service will begin on the date which is six months after Employee’s Separation from Service. Employee hereby agrees to the terms and provisions of the ESP II. Employee understands that his elections are irrevocable.
8.    Participation in Incentive Plans.
Notwithstanding anything in any incentive plan to the contrary, Employee acknowledges that he will not be eligible to participate in the PNM Resources, Inc. 2015 Annual Incentive Plan, the PNM Resources, Inc. 2015 Officer Annual Incentive Plan or the PNM Resources, Inc. 2015 Long-Term Incentive Plan. Employee also acknowledges that pursuant to the terms of the PNM Resources, Inc. 2014 Long-Term Incentive Plan (“2014 LTIP”), he is not eligible to receive any awards under the 2014 LTIP.
For the avoidance of doubt, Employee also acknowledges that he is not eligible under the terms of the PNM Resources, Inc. 2013 Long-Term Incentive Plan (the “2013 LTIP”) to receive a grant of time vested Restricted Stock Rights pursuant to the 2013 LTIP.

Employee shall be eligible to receive a grant of time vested Restricted Stock Rights pursuant to the PNM Resources, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”), subject to the terms and conditions of the 2012 LTIP.
Employee shall be eligible to receive a Performance Share Award pursuant to the 2013 LTIP and the 2012 LTIP, subject to the terms and conditions of the 2013 LTIP and 2012 LTIP.
9.    Definitions.
The following words and phrases shall have the meanings set forth in this Section 9, unless a clearly different meaning is required by the context in which the word or phrase is used in this Agreement:
(a)    “Cause.” For purposes of this Agreement, “Cause” shall have the meaning set forth in the PNM Resources, Inc. Officer Retention Plan.
(b)    “Change in Control.” For purposes of this Agreement, “Change in Control” has the meaning ascribed to that term in the Retention Plan in which the Employee participates (i.e., the Officer Retention Plan or the Employee Retention Plan) at the time of the closing of a transaction or the occurrence of an event that results in the Change in Control.
(c)    “Disability.” For purposes of this Agreement, “Disability” or “Disabled” shall have the meaning set forth in the ESP II.
(d)    “Effective Date.” The “Effective Date” of this Agreement is January 1, 2015.
(e)    “Pro Rata Bonus.” A Pro Rata Bonus will be paid to the Employee if he is terminated without Cause or the Employee dies or becomes Disabled. The amount of the “Pro Rata Bonus” will equal $297,000 multiplied by a fraction. The numerator of the fraction is the number of days that elapse between the April 1, 2015 and the date on which the Employee is terminated by the Company without Cause, dies or becomes Disabled. The denominator of the fraction is 275. If Employee terminates employment for any reason prior to April 1, 2015, Employee shall not be entitled to a Pro Rata Bonus.
(f)    “Retention Date.” The “Retention Date” for purposes of this Agreement is December 23, 2015.
10.    Confidentiality.
Employee understands and agrees that the terms of this Agreement are to remain confidential and are to be made known only to his immediate family, attorneys, tax authorities upon request, and tax advisors and accountants for purposes of any tax preparation or reporting that may be required. Employee will not divulge or discuss, directly or indirectly, in any newspaper, electronic media, or other public or private forum, or with any third parties (including current or former employees of the Company or its affiliates) the terms of this Agreement unless specifically ordered to do so by a court of competent jurisdiction (in which case the Company will be first notified and given a reasonable opportunity to challenge the order or proposed court order). Furthermore, Employee will use all reasonable efforts to ensure that his agents, other family members, friends, co-workers, former co-workers and acquaintances do not discover or publicize the terms of this Agreement. Employee understands and agrees that this confidentiality provision is a material term of this Agreement.
11.    Release.
As a condition to receiving the Retention Bonus and the Performance Bonus or a Pro Rata Bonus, Employee must execute and not revoke a full and general release, releasing all claims that Employee may have against the Company and any affiliate of the Company arising out of and related to Employee’s employment or termination of employment with the Company or its affiliates. Such release shall be prepared by the Company. In no event will a payment be made pursuant to this Agreement after March 31, 2016.
(a)    Voluntary Termination at the End of the Retention Period. If Employee remains employed through the Retention Date, Employee will receive the Release no later than November 23, 2015 and must sign the Release and return it to the Company on December 14, 2015. Employee shall have until 9:00 a.m. MST on December 22, 2015 to revoke the Release after execution. If Employee does not revoke the Release, Employee shall be eligible to “receive” the Retention Bonus and the Performance Bonus on December 23, 2015, but such Retention Bonus and Performance Bonus shall be deferred into the ESP II pursuant to Section 7 (Deferral into Executive Savings Plan II).
(b)    Termination by Company without Cause. If Employee’s employment is terminated by the Company without Cause prior to the Retention Date, Employee shall receive the Release at the time the notice of termination is provided to Employee. Employee shall have 21 calendar days to review the Release and sign it and return it to the Company. Employee shall have seven (7) calendar days to revoke the Release. If Employee does not revoke the Release, Employee shall be eligible to “receive” the Pro Rata Bonus on his last day of employment, but such Pro Rata Bonus shall be deferred into the ESP II pursuant to Section 7 (Deferral into Executive Savings Plan II).
(c)    Disability. If Employee becomes Disabled, Employee will receive the Release on the effective date of his Disability. Employee will have twenty-one (21) calendar days to consider the Release and return it to the Company. Employee shall have seven (7) calendar days to revoke the Release after execution. If Employee does not revoke the Release, Employee shall be eligible to “receive” the Pro Rata Bonus on the expiration of the Release revocation period, but such Pro Rata Bonus shall be deferred into the ESP II pursuant to Section 7 (Deferral into Executive Savings Plan II).
12.    Supplemental Restrictive Covenant Agreement.
In addition to satisfying the requirements of Section 3 (Retention Bonus and Performance Bonus), in order to be eligible for both the Retention Bonus and the Performance Bonus or a Pro Rata Bonus, Employee must comply with the terms and conditions of the Supplemental Restrictive Covenant Agreement, which is attached as Appendix B. If Employee violates the terms and conditions of the Supplemental Restrictive Covenant Agreement, a total of $50,000 of the Retention Bonus, the Performance Bonus, and/or the Pro Rata Bonus not yet paid to Employee will be forfeited and will be deemed to compensate the Company for some, but not all, of the damages sustained by the Company. The parties acknowledge and agree that in the event Employee breaches the Supplemental Restrictive Covenant Agreement, the Company will sustain no less than $50,000 in damages. The parties further acknowledge and agree that this $50,000 is not intended to be, and is not to be construed as, liquidated damages and that, if Employee breaches the Supplemental Restrictive Covenant Agreement, the Company will also suffer irreparable harm that can only be remedied by injunctive relief prohibiting Employee from engaging in activities that would continue to breach the Supplemental Restrictive Covenant Agreement. The parties further acknowledge and agree that nothing herein is intended to restrict or otherwise modify the Company’s right to seek injunctive relief and/or additional monetary damages for a violation of the Supplemental Restrictive Covenant Agreement.
13.    Clawback.
The Retention Bonus and the Performance Bonus are subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or Company policy. The Employee hereby agrees to return the full amount required by applicable law or Company policy.
14.    Binding Nature of Agreement.
This Agreement will be binding upon and inure to the benefit of Employee and Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.
15.    Severability.
If any provision of this Agreement as applied to either party or to any circumstances is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same will in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
16.    Amendment or Waiver.
No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Employee and an authorized officer of Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of any other condition or provision at any time.
17.    Governing Law.
This Agreement will be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of New Mexico.
18.    Entire Agreement.
This Agreement embodies the entire agreement of the Parties respecting the payment of a Retention Bonus and a Performance Bonus to Employee, and the other terms expressly set forth in this Agreement.

19.    Further Assurances.
Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.
20.    Counterparts.
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
21.    Dispute Resolution.
Any dispute over this Agreement must first be submitted in writing to the Vice President, Human Resources of the Company, within ten (10) days of the Employee becoming aware of the dispute. The Vice President, Human Resources will issue a written decision on the dispute within ten (10) days of receipt. If the Employee disagrees with the decision, the Employee may appeal to the PNM Resources, Inc. Benefits Governance Committee within ten (10) days of receipt of the decision. The Benefits Governance Committee will issue its decision on the appeal within ten (10) business days of receipt of the appeal. The decision of the PNM Resources, Inc. Benefits Governance Committee shall be final and binding on all parties to this Agreement.
22.    Section 409A Compliance.
(a)    Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
(b)    No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement other than the elections made in Section 7 (Deferral into Executive Savings Plan II), which elections are irrevocable.
(c)    Compliant Operation and Interpretation. This Agreement shall be administered in accordance with Section 409A or an exception thereto, and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto. Although this Agreement has been designed to comply with Section 409A or to fit within an exception to the requirements of Section 409A of the Code, the Company specifically does not warrant such compliance. Employee remains solely responsible for any adverse tax consequences imposed upon him by Section 409A.

IN WITNESS WHEREOF, the Company and Employee have caused this Agreement to be executed as of the date set forth below.
PNMR SERVICES COMPANY
By: /s/ CN Eldred
Its: Chief Financial Officer and Executive VP
12-9-2014
Date
Thomas G. Sategna
Employee’s Name (printed)
/s/ Tom Sategna
Employee’s Signature
12/9/2014
Date

Appendix A

Performance Deliverable
1. Mentor named VP and Corporate Controller throughout Retention period and provide guidance as needed.
2. Review and discuss monthly financial statements with named VP and Corporate Controller, including variance analysis and write-up for CEO and CFO on results of operation.
3. Review quarterly results and attend quarterly variance meetings for income statement and balance sheet reviews in preparation for filing 1st, 2nd and 3rd quarter 10-Q filings with the SEC.
4. Attend quarterly due diligence meetings in connection with 1st, 2nd, and 3rd quarter 10-Q filings.
5. Review and provide comments to the 1st, 2nd, and 3rd quarter 10-Q filings.
6. Work on year-end reporting issues/requirements with named VP and Corporate Controller in anticipation of 2015 year-end close and filing of the 2015 10-K.
7. Leverage regulatory experience in assisting with any of PNM’s regulatory filings, including reviewing testimony, participating in strategic decisions for filings, etc.
8. Leverage staff and intervener relationships regarding settlements of any regulatory proceedings before the NMPRC, as requested.
9. Work on special assignments from CFO as requested.
10. Attend and participate in VP and all officer meetings as appropriate.
11. Other duties as requested.
The Chief Financial Officer has the full discretion and authority to determine if each Performance Deliverable has been met by Employee. The Chief Financial Officer has the full discretion to increase or reduce the Performance Bonus based on the level of attainment of the Performance Deliverables, within the parameters described in Section 3 (Retention Bonus and Performance Bonus) of the Agreement.

A-1

Appendix B
SUPPLEMENTAL RESTRICTIVE COVENANT AGREEMENT
This Supplemental Restrictive Covenant Agreement (this “Agreement”), is entered into effective as of January 1, 2015 by and between PNMR Services Company (the “Company”) and Thomas G. Sategna (“Employee”).
RECITALS
In exchange for the Performance Bonus and the Retention Bonus or a Pro Rata Bonus described in the attached Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee understands and agrees to the terms set forth in this Agreement.
The purpose of this Agreement is to supplement the existing Restrictive Covenant Agreement dated May 15, 2012.
AGREEMENT
NOW, THEREFORE, Company and Employee agree as follows:
1.NON-COMPETITION. Employee agrees that for the duration of the “Restricted Period” (as defined below) Employee will not, without the prior written consent of Company: (1) engage in a “Competing Business” (as defined below) in the “Restricted Territory” (as defined below).
For purposes of this Agreement, Employee shall be deemed to be engaged in a Competing Business if, in any capacity, including but not limited to, proprietor, shareholder, partner, officer, lender, guarantor of debts or obligations, director, employee, or agent, Employee engages or participates directly or indirectly in the operation, ownership or management of any proprietorship, partnership, corporation, limited liability company, or other business entity that engages in any Competing Business within the Restricted Territory. A “Competing Business” is any person or entity that has negotiated or will negotiate with PNM Resources, Inc. (“PNMR”), or otherwise has engaged or will engage in efforts, to acquire all or part of PNMR or any of its Affiliates, including but not limited to acquisition through the purchase of stock, assets, or any other type of direct or indirect acquisition of PNMR or any of its Affiliates, whether or not such acquisition is successful.
2.RESTRICTED TERRITORY DEFINED. For purposes of Section 1, Section 2, and Section 3 (collectively, the “Restrictive Covenants”), the term “Restricted Territory” shall mean the continent of North America.
3.RESTRICTED PERIOD DEFINED. For purposes of the Restrictive Covenants, the term “Restricted Period” shall mean the period during Employee’s employment with the Company and continuing for the 24-month period following the termination of such employment. In the event that a court of competent jurisdiction determines that the Restricted Period described in the preceding sentence is excessive, the parties agree that the Restricted

Period shall mean the period during Employee’s employment with the Company and continuing for the 18-month period following the termination of such employment. In the event that a court of competent jurisdiction determines that the Restricted Period as modified in the preceding sentence is still excessive, the parties agree that the Restricted Period shall mean the period during Employee’s employment with the Company and continuing for the 12-month period following the termination of such employment.
4.REMEDIES; REASONABLENESS. Employee acknowledges and agrees that a breach by Employee of the Restrictive Covenants of this Agreement will constitute irreparable damage to Company, the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Employee from violating the provisions of the Restrictive Covenants. If Employee violates the terms and conditions of this Agreement, a total of $50,000 of the Retention Bonus, the Performance Bonus, and/or the Pro Rata Bonus (pursuant to the Employee Retention Agreement) not yet paid to Employee will be forfeited and will be deemed to compensate the Company for some, but not all, of the damages sustained by the Company. The parties acknowledge and agree that in the event Employee breaches this Agreement, the Company will sustain no less than $50,000 in damages. The parties further acknowledge and agree that this $50,000 is not intended to be, and is not to be construed as, liquidated damages and that, if Employee breaches this Agreement, the Company will also suffer irreparable harm that can only be remedied by injunctive relief prohibiting Employee from engaging in activities that would continue to breach this Agreement. The parties further acknowledge and agree that nothing herein is intended to restrict or otherwise modify the Company’s right to seek injunctive relief and/or additional monetary damages for a violation of this Agreement.
Employee expressly acknowledges and agrees that: (1) the provisions of the Restrictive Covenants contained herein are reasonable as to time and geographical area and do not place an unreasonable burden upon Employee, (2) Employee will be able to continue earning a livelihood while still complying with the Restrictive Covenants, (3) the public will not be harmed as a result of enforcement of these Restrictive Covenants, and (4) Employee understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.
5.CONFIDENTIAL INFORMATION.
(a)Proprietary Information. Employee and Company hereby acknowledge and agree that in connection with the performance of Employee’s services, Employee shall be provided with or shall otherwise be exposed to or receive certain proprietary information of Company. Such proprietary information shall include, without limitation, any written, oral, electronic or any other form of information including the following: (1) past, present and future customer lists, consultant lists, and customer information as compiled by Company, including proposals for services, pricing, customer contact information, customer lists, sale and contract terms and conditions, contract expirations, and other compiled customer information; (2) Company’s own internal practices, procedures, and strategies; (3) Company’s financial condition and financial results of operation; (4) credit information and technical environments concerning Company or Company’s clients; (5) supply of material information, including sources and costs; (6) information in any form relating to Trade Secrets (as defined below), Intellectual Property (as defined below), confidential information, ideas, designs, products, descriptions, parts, test data, reports, recommendations, the Company’s research and development, strategic planning, finance, marketing, and promotional activities and strategies, whether now existing, or planned, developed, or made available anytime in the future to the Company; (7) acquisition plans and other strategic plans; (8) all information which is designated as confidential, which the Employee has a reasonable basis to consider confidential or which is treated by the Company as confidential, including confidential or proprietary information from third parties, Company Customers, or Company Vendors; and (9) any and all information that has independent economic value to the Company, that is not generally known to and not readily ascertainable by proper means by an individual or entity who can obtain economic value from its disclosure or use (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). The term “Proprietary Information” does not include information which (1) becomes generally available to the public other than as a result of a disclosure by Employee contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Employee, provided that such source is not contractually obligated to keep such information confidential. Employee hereby agrees that, without the prior written consent of Company, any and all Proprietary Information shall be and shall forever remain the property of Company, and that during and after the Employee’s employment with Company, Employee shall not in any way disclose or reveal the Proprietary Information other than to Company’s Employees, officers and other employees and agents in the normal course of Employee’s employment, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.
(b)Trade Secrets. Employee, prior to and during this Agreement, has had and will have access to and become acquainted with various trade secrets which are owned by Company and are regularly used in the operation of its business and which may give Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee’s employment with Company. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Employee’s employment with Company or at any time thereafter, except as required in the course of employment by Company and for its benefit, or as required pursuant to an order issued by a court of competent jurisdiction or other governmental agency.
(c)Intellectual Property. “Intellectual Property” shall include inventions (whether or not patentable), patents, copyrights, trademarks (together with the good will of the business symbolized by said trademarks), domain names, trade secrets, rights of publicity, database rights, works of authorship, mask works, moral rights, designs, discoveries, know-how, show-how, ideas and information made or conceived or reduced to practice and all related or other intellectual and industrial property rights of any sort throughout the world, including all improvements and/or derivative works growing out of or relating to the foregoing, in whole or in part, conceived, created, developed, discovered or reduced to practice during the term of employment with Company and, to the extent allowed by law, during the Restricted Period, so far as it (1) relates, directly or indirectly, to Company’s Business, (2) results from or are suggested by any work assigned to or performed by Employee for Company, or (3) is used to develop or improve any Company equipment, supplies, facility, product, software, service, or trade secret, whether or not such Intellectual Property is developed entirely on Employee’s own time and with or without use of Company property.

Employee acknowledges and agrees that all Intellectual Property, whether the same is derived from the use of Proprietary Information or otherwise developed or conceived of by Employee, shall be and shall remain the exclusive property of Company. Employee further agrees that for a period of 12 months after the employment period, there shall be an irrebuttable presumption that all Intellectual Property that relates to services rendered hereunder developed, formulated, created, or conceived by Employee were derived from the use of Proprietary Information or were otherwise developed, formulated, created, or conceived of by Employee during the Employee’s employment with Company, and, as such, the same shall be and shall remain the exclusive property of Company. Employee shall promptly disclose to Company all written and graphic materials, computer software, inventions, discoveries and improvements authored, prepared, conceived or made by, for or at the direction of Employee during the Employee’s employment with Company and which are related to the Intellectual Property or the business of Company, and shall execute all such documents and instruments, including but not limited to any assignments and invention disclosure documents, as Company may reasonably determine are necessary or desirable in order to give effect to the preceding sentence or to preserve, protect or enforce Company’s rights with respect to any such work and any Intellectual Property therein.
(d)Ownership of Documents. Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Employee in connection with the Employee’s employment. The Documents shall be the property of Company and are not to be used on other projects except upon Company’s prior written consent. Upon termination of the Employee’s employment, or as may be requested earlier by the Company, Employee shall surrender to Company any and all Documents or other property of whatsoever kind now or hereafter in Employee’s possession, custody, or control which contain or reflect in any manner whatsoever Proprietary Information or information which in any way relates to Company’s business.
6.GENERAL PROVISIONS.
(a)    No Conflicting Agreements. Employee acknowledges that he has no commitments or obligations inconsistent with this Agreement and hereby agrees to indemnify and hold the Company harmless against any and all loss, damage, liability, or expense arising from any claim based upon circumstances alleged to be inconsistent with such acknowledgement.
(b)    Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.
(c)    At-Will Employment. Nothing herein shall affect the “at-will” nature of Employee’s relationship with Company. As such, Employee may leave the Employee’s employment with Company at any time with or without notice or cause. In addition, Employee’s employment may be terminated by Company at any time with or without notice or cause.

(d)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Mexico.
(e)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(f)    Survival of Terms. The terms and conditions set forth in this Agreement shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise.
(g)    Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of the Agreement.
(h)    Interpretative Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
7.“COMPANY” INCLUDES AFFILIATES. For purposes of this Agreement, the term “Company” shall mean PNM Resources, Inc. and any Affiliate of PNM Resources, Inc. The term “Affiliate” shall be given the meaning ascribed to it in the PNM Resources, Inc. Executive Savings Plan II.
8.IMPACT ON PRIOR AGREEMENT. Employee previously executed a Restrictive Covenant Agreement dated May 15, 2012. This Agreement supplements and does not supersede the terms of the Restrictive Covenant Agreement dated May 15, 2012.
IN WITNESS WHEREOF, the parties have executed and sealed this Supplemental Restrictive Covenant Agreement to be signed by its duly authorized representative and Employee as of the 9th day of December , 2014.
PNMR SERVICES COMPANY
By /s/ CN Eldred
Its: CFO and Executive Vice President
EMPLOYEE
Signature /s/ Tom Sategna
Thomas G. Sategna
Printed Name

B-5